Exhibit 2.7
CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a) (5) OF REGULATION S-K. IN ADDITION, PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) of Regulation S-K BECAUSE THEY (i) ARE NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT, OR A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT, UPON REQUEST.

PURCHASE AND SALE AGREEMENT

DATED AS OF NOVEMBER 2, 2022
BETWEEN
JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) and JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), for and to the extent of its Separate Account No. 112, as Seller
AND
RAYONIER OPERATING COMPANY LLC
as Purchaser

i

EXHIBITS AND SCHEDULES
Exhibit A-1    Owned Timberlands
Exhibit A-1A    Seller’s GIS Data
Exhibit A-2    Timberland Leases
Exhibit B-1    Assumed Contracts
Exhibit C    Real Property Leases
Exhibit C-1    Hunting Licenses
Exhibit D    Assumed Condemnations
Exhibit E    Personal Property
Exhibit F    Form of Escrow Agreement
Exhibit G    Value Table
Exhibit H-1    Form of General Assignment and Assumption
Exhibit H-2    Form of Assignment and Assumption of Real Property Leases
Exhibit H-3    Form of Assignment and Assumption of Timberland Lease
Exhibit I-1    Form of Limited Warranty Deed [****]
Exhibit I-2    Form of Special Warranty Deed [****]
Exhibit I-3    Form of Statutory Warranty Deed [****]
Exhibit J    Form of Bill of Sale
Exhibit K    Form of Title Affidavit
Exhibit L    Designated Representatives
Exhibit M    Texas Statutory Notices
Exhibit N    Texas Natural Resources Code Quitclaim Bill of Sale
Exhibit O    Assignment of Easements

Schedule 1.5(e)    Recorded Conservation Easements
Schedule 1.5(m)    Lack of Access Parcels; Historical and Verbal Access
Schedule 1.7(iii)    Assumed Contract/Timberland Leases to be Prorated
Schedule 1.7(iii)(a)    Payments under Assumed Contract/Timberland Leases Attributed to Post Closing Periods
Schedule 1.7(iii)(b)    Solar Options
Schedule 1.7(iv)    Timberland Leases Prorations
Schedule 1.8(a)    Timber Sale Contracts
Schedule 1.8(a)(ii)    Additional Identified Harvesting
Schedule 2.2(a)(xvii)    Form of Timber Deed
Schedule 2.3        Operational and Silvicultural Expenses
Schedule 4.5        Governmental Consents and Approvals
Schedule 4.6(a)    Pending Matters
Schedule 5.4        Environmental Conditions
Schedule 5.8        Boundary Disputes
Schedule 5.9        Endangered Species
Schedule 5.10        Aultman Lease
Schedule 7.8(i)    Existing Seedling Production Contract
Schedule 7.8(ii)    Seedling Obligation

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

PURCHASE AND SALE AGREEMENT
THIS IS A PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 2nd day of November, 2022 by and between JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation, for and to the extent of its Separate Account No. 112 (collectively, “Seller”), and RAYONIER OPERATING COMPANY LLC, a Delaware limited liability company (“Purchaser”).
BACKGROUND STATEMENT
WHEREAS, Seller is the owner of certain real property located in Conecuh, Covington, Crenshaw and Monroe Counties, Alabama, Hardin, Jasper, Newton, Polk and Tyler Counties, Texas, Appling and Wayne Counties, Georgia, and certain leasehold interests in property located in Crisp, Turner and Worth Counties, Georgia that it wishes to sell, assign, transfer or convey, together with certain timber and other assets, inventory and rights under certain continuing leases, contracts and other agreements (such sale being referred to by Seller as “Project Dionysus”), to Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Purchaser wishes to acquire and accept such real property, leasehold interests, timber and other assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
PROPERTY; PURCHASE PRICE
Section 1.1    Agreement to Purchase and Sell. Subject to and in accordance with the terms and provisions of this Agreement, and for the consideration stated herein, Seller agrees to sell the Property to Purchaser and Purchaser agrees to buy the Property from Seller.
Section 1.2    Property. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing sell, assign, transfer and convey to Purchaser, and Purchaser shall acquire, assume and accept from Seller, all right, title and interest to the following assets (collectively, the “Property”), free and clear of all Liens other than the Permitted Exceptions:
(a)    Owned Timberlands. The real property held by Seller in fee simple described on Exhibit A-1 attached hereto and Seller’s GIS data described on Exhibit A-1A attached hereto (“Seller’s GIS Data”), and as depicted on the maps set forth on Exhibit A-1A attached hereto, together with (i) all buildings thereon, (ii) all roads, bridges, culverts and other improvements and fixtures thereon, (iii) all timber growing, standing or lying thereon but excluding any timber permitted to be removed in accordance with the Ongoing Harvest Operations (the “Timber”), (iv) all sand, clay, gravel and other aggregates, and (v) all other privileges, appurtenances, easements and other rights appertaining thereto (the “Owned Timberlands”), together with all vegetation and biomass and all carbon in the above-ground living biomass, below-ground living biomass, dead biomass and/or soil located upon the Owned Timberlands, and any and all present and future rights, credits, benefits, emissions reductions, avoided emissions, emissions removals, offsets, allowances and the avoided emission of climate pollutants, in respect thereof, including environmental or ecosystem services related to greenhouse gases, water, wetland or habitat preservation and species protection, all subject to the Permitted Exceptions.
(b)    Leased Timberlands. The rights of Seller as owner, lessee, sublessee or licensee with respect to the timber deeds, leases, subleases and licenses described on Exhibit A-2 attached hereto (the “Timberland Leases”) and in Seller’s GIS Data which Timberland Leases that are in effect at the Closing Date that relate to the use, operation, possession and/or occupancy of certain timberlands described therein (collectively, the “Leased Timberlands”), including all purchase options, prepaid rents and security deposits relating thereto, together with Seller’s rights, title and interest, if any, in (i) all buildings thereon, (ii) all roads, bridges, culverts and other improvements and fixtures thereon, (iii) all Timber, and (iv) all other privileges, appurtenances, easements and other rights appertaining thereto, subject to the Permitted Exceptions.
(c)    Assumed Contracts. The rights of Seller under the Contracts in effect at the Effective Time that (i) are described on Exhibit B-1 attached hereto, including, but not limited to, the Solar Options or (ii) relate solely to the Timberlands or the forest operations conducted on the Timberlands and are entered into prior to the Closing in compliance with Section 7.2, but excluding the rights of Seller under any Ancillary Agreements, Timberland Lease or Real Property Lease (collectively, the “Assumed Contracts”).
(d)    Real Property Leases. The rights of Seller with respect to the leases or licenses in effect at the Effective Time (i) that relate to all or any portion of the Timberlands to which Seller is a lessor and are described on Exhibit C attached hereto, including any lease or license under which Seller has granted to a third party hunting or other recreational rights with respect to the Timberlands (or, with respect to any recreational lease in respect of the Timberlands listed on Exhibit C that expires prior to the Closing Date, any renewal of such recreational lease made in compliance with Section 7.2) or (ii) under which a Seller is a lessee of facilities related to the forest operations on the Timberlands and are described on Exhibit C (collectively, the “Real Property Leases”).
(e)    Assumed Condemnations. The interests of Seller in any Condemnation that exists on the date hereof or that arises between the date of this Agreement and the Closing Date, including the Condemnations listed on Exhibit D attached hereto (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all actual costs incurred by Seller to recover such proceeds) but only to the extent attributable to the Timberlands or any portion thereof (collectively, the Condemnations described above, the “Assumed Condemnations”).
(f)    Personal Property. All personal property owned by Seller and which is non-proprietary, not subject to any confidentiality restrictions and related exclusively to the Timberlands, including without limitation, fixtures located thereon, the Records (which Seller shall provide to Purchaser, to the extent not previously provided to Purchaser in the Data Room, within (30) days after the Closing Date) and such information made available to Purchaser through that certain data room maintained by OneHub (the “Data Room”) and such other items identified on Exhibit E attached hereto, but excluding any Timber that is considered real property under Applicable Laws (the “Personal Property”).
(g)    Agricultural and Water Rights. Without any warranty whatsoever, Seller’s right, title and interest, if any, in and to the agricultural and water rights appurtenant to the Timberlands in each case subject to the Permitted Exceptions.

(h)    Access Rights and Agreements. To the extent assignable and without warranty, the easements, right-of-way agreements, and other authorizations (including authorizations where permission to access has been granted orally) providing access to the Timberlands including but not limited to those instruments to ultimately be listed in the final Assignment of Easements (defined below) to be executed at Closing, after good faith efforts by Seller and Purchaser during the period prior to Closing to identify and list same (collectively, the “Access Rights and Agreements”).
(i)    Unless expressly identified or described in this Section 1.2 or Section 1.8, no other assets of Seller, including accounts receivable in respect of sales of Timber removed from the Timberlands prior to the Closing to the extent relating to the Ongoing Harvest Operations shall be included within or constitute the Property. At Closing, Seller will also transfer and quit claim without any warranty or representation whatsoever, either express or implied, and without recourse against Seller, any and all of Seller’s right, title and interest, if any, in and to (i) any oil, gas and minerals, and other subsurface rights, owned by Seller or its affiliated or related companies, and any royalties related to the same, located in, on or under the Owned Timberlands and all rights, if any, to explore for and extract such minerals and (ii) any and all such rights, credits, benefits, emissions reductions, avoided emissions, emissions removals, offsets, allowances and the avoided emission of climate pollutants. Purchaser acknowledges that Seller makes no representation or warranty whatsoever as to Seller’s ownership or lack of ownership of any such oil, gas or mineral rights.
Section 1.3    Assumed Liabilities. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing assign to Purchaser, and Purchaser shall assume from Seller, the liabilities and obligations of Seller under the Assumed Contracts, the Timberland Leases and the Real Property Leases, to the extent such liabilities and obligations accrue or arise, or are related to periods commencing, on or after the Effective Time (collectively, the “Assumed Liabilities”) pursuant to the terms and conditions of this Agreement and the General Assignment and Assumption and the Assignment and Assumption of Timberland Leases and the Assignment and Assumption of Real Property Leases.
Section 1.4    Purchase Price; Deposit; Bonus Payment.
(a)    Purchase Price; Deposit. The aggregate purchase price payable by Purchaser to Seller in consideration for the Property shall be the sum of [****], subject to adjustment as provided in Section 1.6, Section 1.7 and Section 1.8 (as so adjusted, the “Purchase Price”). Within five (5) Business Days after the Execution Date, Purchaser shall deposit with the Title Company pursuant to the escrow agreement in the form of Exhibit F attached hereto (the “Escrow Agreement”), the sum of Twenty One Million, Nine Hundred Thousand and No/100 Dollars ($21,900,000.00) (e.g., [****] of the Purchase Price) (together with any interest earned thereon, the “Deposit”). The Deposit shall either be (i) delivered to Seller at the Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, disbursed in accordance with Section 11.2.
(b)    Bonus Payment. If the Closing occurs, Purchaser shall pay to Seller a bonus payment at Closing in the amount of 2.5% of the Purchase Price (the “Bonus Payment”), and prior to Closing, the parties shall cooperate to proportionately allocate the Bonus Payment across the Property.
Section 1.5    Permitted Exceptions. The Property shall be sold, transferred, assigned and conveyed to Purchaser subject to the following matters (collectively, the “Permitted Exceptions”):

(a)    Restrictions on the ability of Purchaser to build upon or use the Property imposed by any current or future development standards, building or zoning ordinances or any other Law;
(b)    To the extent a tract included in the Timberlands is bounded or traversed by a river, stream, branch or lake:
(i)    the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;
(ii)    the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;
(iii)    any claim of lack of title to the Timberlands formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and
(iv)    any portion of the Timberlands which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by Law;
(c)    To the extent any portion of the Timberlands is bounded or traversed by a public road or maintained road right of way, the rights of others (whether owned in fee or by easement) in and to any portion of the Timberlands that lies within such road or maintained right of way;
(d)    Railroad tracks and related facilities, if any (whether owned in fee or by easement), and related railroad easements or railroad rights of way, if any, traversing the Timberlands and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;

(e)    Any restriction on the use of the Property due to Environmental Laws or recorded conservation easements listed on Schedule 1.5(e) attached hereto;

(f)    Subject to the apportionment provisions of Section 1.7, all ad valorem property or other Taxes (other than Income Taxes) not yet due and payable in respect of the Property for the Tax period during which the Closing occurs and all subsequent Tax periods, and all other assessments and other charges of any kind or nature imposed upon or levied against or on account of the Property by any Governmental Authority, including any additional or supplemental Taxes that may result from a reassessment of the Timberlands due to the actions or inactions of Purchaser, and any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption that is subject to recapture pursuant to applicable Law due to the actions or inactions of Purchaser;

(g)    Liens for Taxes not yet due and payable;

(h)    Easements, discrepancies or conflicts in boundary lines, shortages in area, vacancies, excesses, encroachments or any other facts that a current and accurate survey of the Timberlands would disclose;

(i)    All oil, gas and other subsurface minerals or other mineral substances of any kind or character, but specifically excluding all sand, clay, gravel, aggregates and other surface materials, as may have been previously reserved by or conveyed to others and any leases concerning any oil, gas, other subsurface minerals in, on or under the Timberlands;

(j)    Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands;

(k)    Any matter affecting title to the Property reflected in the Completed Title Commitments that is not objected to by Purchaser and any Title Objection that Seller has elected or is deemed to have elected not to cure and that is accepted by Purchaser pursuant to Section 1.6(a);

(l)    The Assumed Contracts, the Solar Options, the Timberland Leases or the Real Property Leases;

(m)    Any claim of lack of access rights to any portion of the Timberlands identified on Schedule 1.5(m) attached hereto; and

(n)    Subject to the provisions of Sections 1.6(b) and 9.1(e), any Condemnation in respect of the Timberlands.

Section 1.6    Certain Adjustments. The Purchase Price shall be subject to the following adjustments, and Seller and Purchaser further agree as follows:
(a)    Title Objections.
(i)    Title Objection Procedure. The Title Company has made available to Purchaser Completed Title Commitments with respect to the Timberlands. Purchaser shall have until [****] (the “Title Objection Period”) to deliver to Seller written notice of any objection to matters which, in Purchaser’s reasonable judgment, (w) would materially and adversely affect the use, enjoyment or value of any parcel of the Timberland for the commercial growing and harvesting of timber and other forestry purposes, (x) constitute a Title Failure (as hereinafter defined), (y) any discrepancy of at least [****] acres between the legal description of the Timberlands and GIS data with respect to the Timberlands made available in the Data Room by Seller and (z) lack of access to any tract of Timberlands (except as disclosed on Schedule 1.5(m)) (each, a “Title Objection” and collectively, the “Title Objections”). Purchaser shall be permitted to object to all Title Failures affecting the Timberlands, including, without limitation, any partial ownership interests described in the legal description attached to the Completed Title Commitments. Upon receipt of the Title Objections to a Completed Title Commitment, Seller may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection, and Seller shall notify Purchaser in writing whether Seller elects to cure the same by the date that is [****] days after receipt of the Title Objections with respect to such Completed Title Commitment. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to cure such Title Objections. Seller may cure the Title Objection within [****] days of receipt of the Title Objection (if cured before Closing) or at any time within [****] of Closing if cured post-closing as provided in Section 1.6(a)(iii) below. Any Title Objection shall be deemed to be cured if Seller causes the Title Company, at no additional cost to Purchaser, to issue a Title Policy for the affected Timberlands affirmatively insuring over, or not raising as an exception to the Title Policy, such Title Objection. Notwithstanding the foregoing, Seller shall be obligated to cure, on or before the Closing Date, all Liens against the Owned Timberlands or against Seller’s interest in the Leased Timberlands in each case evidencing monetary encumbrances (other than Liens for non-delinquent real estate Taxes or assessments) (“Monetary Liens”), but excluding any Monetary Liens arising by, through or under Purchaser. If Seller does not receive written notice of the Title Objections for any objection to matters reflected in a particular Completed Title Commitment on or before the expiration of the Title Objection Period, Purchaser shall be deemed to have waived its right to object to any and all matters reflected in such Completed Title Commitment and Purchaser shall be deemed to accept title to the Timberlands encompassed within such Completed Title Commitment subject to such matters; provided, however, Purchaser shall have the right to object to any new title matters created or suffered between the effective date of each Completed Title Commitment and the Closing Date, which were not previously included on any such Completed Title Commitment, but only to the extent that such new matters are valid Title Objections (“New Title Objections”) and the process for such New Title Objections, Seller’s response and any cure(s) shall be handled in accordance with the foregoing provisions of this Section 1.6(a)(i). Any Title Objection waived (or deemed waived) by Purchaser shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of the Purchase Price.
(ii)    Remedy for Title Objection. With regard to Title Objections or Title Failures raised by Purchaser pursuant to the terms of this Section, Seller shall have the right but not the obligation to cure and remove such items within [****] days after Seller’s receipt of Purchaser’s written notice of Title Objections or Title Failures. In the event Seller elects or is deemed to have elected not to cure any Title Objection (other than Monetary Liens) or Title Failure, then Purchaser, at its sole election, may, within [****] after Purchaser’s receipt of Seller’s response to Purchaser’s Title Objections, either: (A) waive such Title Objections and proceed to the Closing, accepting title to those portions of the Timberlands that are subject to such uncured Title Objections or Title Failures without adjustment to the Purchase Price (“Accepted Title Objections”); or (B) exclude from the Timberlands those portions of the Timberlands that are subject to such uncured Title Objections (a “Title Objection Carveout”) only to the extent that the value of all Title Objection Carveouts in the aggregate, as determined by the Value Table (provided that the value of any Title Objection Carveout related to the Leased Timberlands shall be calculated based on the total amount of rental payment due and payable under the Aultman Lease (at the rental payment rate in effect as of the Closing Date) for the portion of the Leased Timberlands that are subject to a Title Objection Carveout, for the remaining years of the term of the Aultman Lease (with the current year being pro-rated based on the Closing Date), in addition to the Value Table calculation for such Title Objection Carveout) (the “Title Objection Carveout Value”), exceeds [****] in the aggregate, in which event the Purchase Price shall be reduced in the amount equal to the amount that the aggregate Title Objection Carveout Value exceeds [****]. Notwithstanding the foregoing, Purchaser shall have the right to a Title Objection Carveout with respect to any Title Objection which relates to a Title Failure, in which event the Purchase Price shall be reduced by an amount equal to the applicable Title Objection Carveout Value without application of the [****] threshold set forth above. Except for issues related to a Title Failure, Purchaser shall be required to elect clause (A) if the aggregate Title Objection Carveout Value does not exceed [****]. Further notwithstanding the foregoing, each Title Objection Carveout shall be a Marketable Parcel and, to the extent necessary, provide Seller and Purchaser with reasonable reciprocal access to, from and over such Title Objection Carveout. For purposes of this Section 1.6, a “Title Failure” means any portion of the Timberlands consisting of at least [****] acres of the applicable tract or parcel of the Timberlands shown on Seller’s GIS Data as being part of the Timberlands that is not, or immediately prior to the Closing will not be, (i) owned in fee or leasehold (in the case of Leased Timberlands) by Seller in its entirety subject only to the Permitted Exceptions or (ii) otherwise insurable by the Title Company without exception (other than the Permitted Exceptions) at standard rates. Purchaser acknowledges and agrees that unmappable legal descriptions alone shall not constitute a Title Failure but shall constitute a valid Title Objection if otherwise permitted to be objected to in accordance with the terms of this Section 1.6. For purposes of this Agreement, a “Marketable Parcel” means a parcel of minimum sufficient acreage (containing at least [****] acres), as reasonably determined by Seller and subject to Purchaser’s reasonable approval, to be “marketable” and subject to compliance with any applicable subdivision Laws (with Seller being entitled to subdivide the Timberlands to comply with such Laws at Seller’s sole cost and expense).
(iii)    Post-Closing Cure. For a period of [****] days after the Closing Date, Seller, at its option, may require Purchaser to accept title to any Title Objection Carveout that is a Marketable Parcel (subject to the Permitted Exceptions affecting such Title Objection Carveout) for which Seller has cured or caused to be cured, to the reasonable satisfaction of Purchaser, all title defects raised in the Title Objections affecting such Title Objection Carveout, and provided, however, that Seller delivers to Purchaser an updated Completed Title Commitment for such Property issued by the Title Company in a form reasonably acceptable to Purchaser and otherwise in accordance with Section 1.6(a). If Seller elects to transfer to Purchaser title to any Title Objection Carveout pursuant to this Section 1.6(a)(iii), then (1) Seller shall convey such Title Objection Carveout to Purchaser pursuant to an instrument of conveyance described in Section 2.2(a)(iv) or (v), subject to the Permitted Exceptions, and (2) Purchaser shall pay Seller an amount in cash equal to the reduction in the Purchase Price for such Title Objection Carveout that Purchaser received at the Closing (or portion thereof if not the entire Title Objection Carveout tract). Any payment by Purchaser for the conveyance of any Title Objection Carveout shall be made, upon the transfer of such Title Objection Carveout from Seller to Purchaser, by wire transfer of immediately available funds to a bank account designated by Seller. Purchaser and its Affiliates shall cooperate (at no cost or liability to Purchaser and/or its Affiliates) in any reasonable effort that may be necessary for Seller to transfer title to any Title Objection Carveout or to establish, vest or confirm title to any Title Objection Carveout in Purchaser, including executing all documents pertaining to the Title Objection Carveout as are reasonably requested by Seller and approved by Purchaser in its reasonable discretion. Any sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest, transfer or other similar Taxes related to the conveyance to Purchaser of any Title Objection Carveout pursuant to this Section 1.6(a)(iii) shall be payable in accordance with Section 2.3. From and after the Closing, the portion of the Timberlands not conveyed to Purchaser pursuant to Title Objection Carveouts, if any, shall no longer constitute part of the Timberlands for any purpose of this Agreement other than this Section 1.6(a)(iii); provided, however, if any portion of such Title Objection Carveout is subsequently conveyed to Purchaser pursuant to this Section 1.6(a)(iii), such portion shall thereafter constitute part of the Timberlands for all purposes of this Agreement. Except for any changes to the status of title in order to cure a Title Objection Carveout in accordance with the terms of this Section 1.6, Purchaser shall have the right to review any other changes in the status of title for such Title Objection Carveout arising between the Closing Date and the time of the transfer pursuant to this Section by Seller, and to approve such material and adverse changes (if any) in status of title, which approvals will not be unreasonably withheld, conditioned or delayed. Other than ordinary wear and tear, any such changes to cure a Title Objection Carveout, and any title matters approved by Purchaser, the character, status, or other attributes of any such Title Objection Carveout shall not materially and adversely change after the date of the Title Objection notice for such Title Objection Carveout and prior to the time of transfer pursuant to any sale contemplated in this Subsection including, without limitation, Seller shall not harvest any Timber on or about the Title Objection Carveout. To the extent any material and adverse changes to the Title Objection Carveout occur during such time period which are not permitted under this Subsection, the amount due Seller upon conveyance of the Title Objection Carveout set forth above, shall be adjusted using the Value Table. The closing of the purchase and sale of any cured Title Objection Carveout shall be subject to the same terms and conditions set forth in this Agreement. This paragraph shall survive Closing.
(b)    Casualty/Condemnation Loss.

(i)    Notification of Casualty Loss or Condemnation. From the Execution Date until the Closing Date, Seller shall promptly give notice to Purchaser upon obtaining Seller’s Knowledge of any Casualty Loss or any Condemnation occurring after the Execution Date and prior to the Closing Date, together with a written estimate of the fair market value of the damaged or lost Timber or Timberlands, as determined in good faith by Seller based on the Value Table, resulting from such Casualty Loss or Condemnation.
(ii)    Adjustment for Casualty Loss or Condemnation Loss. If the aggregate fair market value of damaged or lost Timber or Timberlands, based on the Value Table (but taking into account the salvage value of any damaged Timber), resulting from Casualty Losses or Condemnations identified in accordance with Section 1.6(b)(i) exceeds [****] (the “Loss Basket”), the Purchase Price shall be reduced by the amount that such aggregate fair market value exceeds the Loss Basket. If Purchaser objects to any of Seller’s calculations of the fair market value of the damaged or lost Timber or Timberlands, based on the Value Table, resulting from a Casualty Loss or Condemnation prior to the Closing pursuant to Section 1.6(b)(i), Seller and Purchaser shall negotiate in good faith to determine by mutual agreement the fair market value of the damaged or lost Timber and Timberlands in accordance with Section 1.6(b)(iv). If Seller and Purchaser agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and Purchaser are unable to agree on the amount of such value within [****] days of Purchaser’s delivery of a notice of objection to Seller’s calculations, Seller and Purchaser will refer the matter to a Forestry Consultant, and each will, at a mutually agreed time within three days after such referral, submit to the Forestry Consultant their respective calculations of the fair market value of such damaged or lost Timber and Timberlands. Within [****] days of such submissions, the Forestry Consultant shall determine the fair market value of the damaged or lost Timber or Timberlands in accordance with this Section 1.6(b) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost Timber and Timberlands in accordance with this Section 1.6(b), and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
(iii)    Casualty/Condemnation Loss with FMV of less than the Loss Basket. If it is determined in accordance with this Section 1.6(b) that the damaged or lost Timber and Timberlands in connection with Casualty Losses or Condemnations identified in accordance with Section 1.6(b)(i) on the Timberlands has an aggregate fair market value of less than the Loss Basket, Purchaser shall be deemed to accept such Timberlands (and the Timber thereon) in its condition as of the Closing Date, with no reduction in the Purchase Price.
(iv)    Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost timber resulting from a Casualty Loss, the fair market value for damaged or lost Timber shall be deemed to equal the value of the Timber, determined in accordance with the Value Table, net of the salvage value of such Timber to Purchaser after deducting the cost of harvesting and delivering such Timber.
(c)    Environmental Condition; Phase I Reports. Purchaser acknowledges that Seller has delivered to Purchaser the Phase I Environmental Site Assessment Reports dated [****] prepared by [****] (collectively, the “Phase I Reports”). On or before Closing, Seller shall cause [****] to either issue in favor of Purchaser a reliance letter for the Phase I Reports in a form reasonably acceptable to Purchaser (the “Reliance Letter”) or to revise and amend the Phase I Reports to name Purchaser as an additional intended user of the Phase I Reports. Purchaser has reviewed the Phase I Reports and Purchaser accepts the environmental condition of the Timberlands as set forth in the Phase I Reports. At Closing, Seller shall pay for the cost of the Phase I and the Reliance Letter, if applicable.
Section 1.7    Apportionments. Except as provided in Section 2.3, the following shall be apportioned between Purchaser and Seller as of the Effective Time (on a per diem basis): (i) real and personal property taxes and assessments in respect of the Property with respect to the Tax period in which the Effective Time occurs; (ii) revenue from the Real Property Leases, including hunting and other recreational lease revenue; (iii) all annual payments/revenues under any Assumed Contract or Timberland Leases being assigned to Purchaser at Closing, which are applicable to the year in which Closing occurs, as listed on Schedule 1.7(iii) shall be prorated as of the date of Closing; and (iv) all annual payments for mineral activities or payments received by Seller which are attributable to the year in which Closing occurs and periods following the Closing Date; provided, however, (a) no advance payments or prepayments received by Seller for any year prior to the year of Closing shall be prorated except for any payments under any Assumed Contracts and advance payments or prepayments for mineral activities or surface damage payments received by Seller attributable to periods following the Closing Date, which are identified on Schedule 1.7(iii)(a) attached hereto, and (b) Seller shall retain [****]. Seller shall assign and pay over to Purchaser all security and other deposits, if any, held by Seller under any Assumed Contracts. Subject to the limitations set forth in (iii) above, all other items of income and expense due under any Assumed Contracts shall be prorated between Purchaser and Seller as of the Closing Date. If all applicable Tax rates have not been fixed or the value assessments have not been made and finally determined for the Timberlands for the applicable Tax periods in which the Effective Time occurs or if all Apportionments are not known as of the Closing Date, then not later than [****] days after the date that all applicable Tax rates have been fixed or the value assessments have been made and finally determined with respect to all of the Timberlands for the applicable tax periods in which the Effective Time occurs, or the applicable Apportionments are known and determined, as appropriate, Seller and Purchaser shall reapportion the Apportionments (Purchaser acknowledging that Seller has instituted or may, at its option, institute before the Closing protests of certain Taxes pursuant to certain Assumed Contracts, the final resolution of which protests may occur after the Closing), and the Purchase Price shall be increased or decreased, as applicable, by the aggregate amount of such reapportionments; provided, however, if the net aggregate amount of such reapportionments relating is [****] or less, no adjustment shall be made. Any adjustment to be made pursuant to this Section 1.7 shall be made no later than [****] Business Days following the determination of the aggregate amount of the Apportionments. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 1.7. If Seller and Purchaser cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 7.4. Purchaser and Seller shall work together in good faith to apportion any payments received by Seller under any agreements entered into after the Effective Date.
Section 1.8    Provision Regarding Ongoing Harvests.
(a)    Notwithstanding anything to the contrary in Article I, Purchaser and Seller acknowledge and agree that: (i) Seller has made available to Purchaser the Timber inventory with actual harvest data through [****] named [****] (the “Seller’s Inventory Data”); (ii) Seller has and will continue to conduct ongoing timber harvesting operations until Closing (the “Ongoing Harvest Operations”) pursuant to the timber sale contracts identified on Schedule 1.8(a) attached hereto and incorporated herein by reference (each a “Timber Sale Contract” and collectively, the “Timber Sale Contracts”); and (iii) prior to Closing, harvesting operations and close out activities on the Property will be conducted consistent with the Timber Sale Contracts (where applicable) and with Seller’s standards on other similarly situated tracts harvested by Seller. Purchaser shall receive a credit against the Purchase Price at Closing for (i) all Timber harvested pursuant to the Ongoing Harvest Operations prior to the date that is [****] days prior to the Closing Date (the “Pre-Closing Ongoing Harvest Volume”) in an amount equal to [****] (the “Ongoing Harvest Adjustment”) and (ii) that certain previously harvested Timber set forth on Schedule 1.8(a)(ii) (“Additional Identified Harvesting”) in an amount equal to [****] Seller shall provide its calculation of the Ongoing Harvest Adjustment and the Additional Identified Harvesting amount no later than [****] days prior to Closing. No later than [****] days after the Closing Date, Seller shall provide an accounting (with supporting data and methodologies) of the Ongoing Harvest Operations through the Closing Date (the “Ongoing Harvest Reconciliation”), to Purchaser for the actual volumes and unit rates from the Value Table for such Timber harvested and removed pursuant to the Ongoing Harvest Operations together with supporting data for such Ongoing Harvest Operations (the “Actual Ongoing Harvest Volume”). Within [****] Business Days after the date Seller delivers the Ongoing Harvest Reconciliation, Seller shall pay Purchaser for the value of Timber harvested in excess of the Pre-Closing Ongoing Harvest Volume, based upon [****] for such Actual Ongoing Harvest Volume. Within [****] days after Closing, Seller shall send written notification to the third parties of the Timber Sale Contracts, notifying such third parties of the Property change of ownership and the assignment of the Timber Sale Contracts. The terms and conditions of this Section 1.8 shall survive Closing.
(b)    If Seller informs Purchaser or if Purchaser informs Seller in writing no later than [****] Business Days prior to Closing that any Timber has been cut or removed from any portion of the Timberlands other than the areas identified in Seller’s Inventory Data and the Ongoing Harvest Operations (each an “Excess Harvesting Issue”), and the total acreage of an Excess Harvesting Issue exceeds [****] acres (“Excess Harvest Threshold”), Purchaser shall be entitled to an additional purchase price adjustment at Closing for the aggregate amount of each Excess Harvesting Issue which exceeds the Excess Harvest Threshold, based upon the Value Table.
(c)    Seller shall account for and keep accurate written records regarding Ongoing Harvest Operations, including harvest volume by product, gross revenue and costs incurred with respect thereto in accordance with Seller’s past practices for the Timberlands and shall share with Purchaser such records related to (a) the portions of the Timberlands affected by the Timber Sale Contracts set forth on Schedule 1.8(a) attached hereto and (b) any Excess Harvesting Issue, if any, in both cases on, before and/or after the Closing (as the same may become available). The provisions of Section 1.8 shall survive Closing.
ARTICLE II
CLOSING
Section 2.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article IX, at the offices of the Title Company, in Atlanta, Georgia, at 10:00 a.m., local time, on or as of the later of (i) [****] or (ii) the fifth (5th) day following the date on which all of the conditions set forth in Article IX have been satisfied, or waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing), in accordance with this Agreement or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before [****]. Except as specifically provided herein, time is of the essence of this Agreement for all purposes.

Section 2.2    Closing Deliveries.
(a)    Closing Deliveries by Seller. Seller shall deliver the following items to Purchaser at the Closing:
(i)    a certificate from an officer of Seller attesting to the matters set forth in Section 9.2(b);
(ii)    duly executed counterparts of the assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Assumed Contracts and the Assumed Condemnations, substantially in the form of Exhibit H-1 attached hereto (the “General Assignment and Assumption”);
(iii)    duly executed counterparts of assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Real Property Leases in each case substantially in the form of Exhibit H-2 attached hereto (each, an “Assignment and Assumption of Real Property Leases”);
(iv)    one (1) duly executed statutory, limited or special warranty deed for each county in which the Owned Timberlands are located, warranting only against Persons claiming by, through or under Seller and subject only to the Permitted Exceptions, in each case substantially in the form of Exhibit I-1, Exhibit I-2 and Exhibit I-3 attached hereto, and such other Conveyance Instruments as are reasonably necessary to vest in Purchaser title to the Owned Timberlands (collectively, the “Deeds”);
(v)    one (1) duly executed lease assignment for the Timberland Leases assigning Seller’s right, title and interest to the Timberland Leases to Purchaser in substantially the form of Exhibit H-3 attached hereto (the “Assignment and Assumption of Timberland Leases”);
(vi)    duly executed consent to assignment executed by the owners/lessors under the Aultman Lease ;
(vii)    one (1) duly executed bill of sale for the conveyance of the Personal Property in substantially the form of Exhibit J attached hereto (the “Bill of Sale”);
(viii)    an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;
(ix)    owner title affidavits in the form of Exhibit K attached hereto;
(x)    releases of all Monetary Liens on the Property;
(xi)    the Reliance Letter;
(xii)    an affidavit of Seller’s residence in Georgia;
(xiii)    a bill of sale for trees, timber, logs, pulpwood or in-wood chips on the Timberlands located in Texas pursuant to Texas Natural Resources Code §§ 151.001 to 151.002, substantially in the form of Exhibit N;
(xiv)    an executed closing statement with regard to the transactions contemplated by this Agreement;

(xv)    such assignments, bills of sale, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to Purchaser, as are necessary to convey fully and effectively to Purchaser the Property in accordance with the terms hereof and to enable the Title Company to issue the Title Policy to Purchaser in accordance with the terms of this Agreement;
(xvi)    a duly executed counterpart of an assignment and assumption of the Access Rights and Agreements, in the form substantially similar to attached Exhibit O (the “Assignment of Easements”) including the easements to be assigned;
(xvii)    one or more timber deeds in the form attached hereto as Schedule 2.2(a)(xvii), drafts of which shall be prepared by Purchaser at its sole cost and delivered to Seller for its approval at least five (5) days prior to Closing; and
(xviii)    a fully executed copy of the Aultman Lease Amendment.
(b)    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items to Seller:
(i)    the Purchase Price;
(ii)    a certificate of a duly authorized officer of Purchaser attesting to the matters set forth in Section 9.3(b);
(iii)    duly executed counterparts of the General Assignment and Assumption, the Assignment and Assumption of Real Property Leases, the Assignment and Assumption of Timberland Leases and the Assignment of Easements;
(iv)    any Conveyance Instruments in respect of the Property to which Purchaser is a party; and
(v)    an executed closing statement with regard to the transactions contemplated by this Agreement; and
(vi)    all such other instruments of assumption necessary, in the reasonable opinion of Seller, for Purchaser to assume the Assumed Liabilities in form reasonably acceptable to Purchaser and Seller.
(c)    Other Closing Deliveries. The Parties shall each execute and deliver such other and further certificates, assurances and documents as may reasonably be required by the other Parties in connection with the consummation of the transactions contemplated by this Agreement in form reasonably acceptable to Purchaser and Seller.
Section 2.3    Costs and Expenses. Each Party shall be responsible for its own attorneys’ fees and expenses. Purchaser shall pay all other costs associated with filing any documents, including the Deeds, to be recorded (other than Title Objection curative documents, which shall be the sole expense of the Seller). Purchaser shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Property that may become due and payable after the Effective Time caused by any action or inaction of Purchaser with respect to the removal of the Property after the Effective Time from their present classifications, or changes in use after the Effective Time. Seller shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Property that may become due and payable before or after the Effective Time caused by any action or inaction of Seller with respect to the removal of the Property before the Effective Time from their present classifications or caused by changes in use of the Property before the Effective Time from their present classifications. Purchaser shall be responsible for [****] all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Property from Seller to Purchaser arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and the Party having primary responsibility under applicable Law shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Taxing Authority. Seller shall prepare the Conveyance Instruments, Assignment and Assumption of Timberland Leases, and the Deeds at Seller’s expense, and Seller shall be responsible for [****] Transfer Taxes. Each of Seller and Purchaser shall be responsible for [****] escrow fees charged by the Title Company. All other costs shall be paid by the Party incurring such costs, except as otherwise provided in this Agreement. Seller has completed and shall pay for prior to Closing [****] operational and silvicultural costs and expenses associated with the Property incurred by Seller and identified on Schedule 2.3 attached hereto.
ARTICLE III
ACKNOWLEDGEMENTS BY PURCHASER
Section 3.1    Disclaimer of Certain Representations. Purchaser acknowledges that, except as is specifically set forth in this Agreement, the Ancillary Agreements, the Deeds and the other conveyance instruments referred to in Article II, Seller has not made, does not make and has not authorized anyone else to make, any representation, warranty or promise of any kind, including as to: (i) the existence or non-existence of access to or from the Timberlands or any portion thereof; (ii) the location of the Timberlands or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Timberlands; (iv) the number of acres or square footage in the Timberlands; (v) the present or future physical condition or suitability of the Property for any purpose; (vi) the actual amount and type of Timber on the Timberlands, if any; or (vii) any other matter or thing affecting or relating to the Property or this Agreement.
Section 3.2    General Disclaimers. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEEDS AND THE OTHER CONVEYANCE INSTRUMENTS REFERRED TO IN ARTICLE II: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THE PROPERTY, INCLUDING WITH RESPECT TO PHYSICAL OR ENVIRONMENTAL CONDITION, AVAILABILITY OR ADEQUACY OF ACCESS TO ANY PORTION OF THE TIMBERLANDS, HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE TIMBERLANDS OR FROM THE SALE OF THE TIMBERLANDS, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL TAKE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS

OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEEDS AND THE OTHER CONVEYANCE INSTRUMENTS REFERRED TO IN ARTICLE II.
Section 3.3    Waiver and Release. UPON THE CLOSING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND SUBJECT TO ARTICLE X, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND SUBJECT TO ARTICLE X, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, OR VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SUBJECT TO ARTICLE X, SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION, CORRECTIVE ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ADVERSE ENVIRONMENTAL CONDITIONS ON THE TIMBERLANDS BE REQUIRED AFTER THE CLOSING, SUCH INVESTIGATION, CLEAN-UP, REMOVAL, CORRECTIVE ACTION OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER; PROVIDED, HOWEVER, PURCHASER’S WAIVER AND RELEASE OF SELLER AS DESCRIBED ABOVE SHALL NOT PREVENT PURCHASER FROM JOINING SELLER AS A POTENTIALLY RESPONSIBLE PARTY IN ANY SUIT OR ACTION BROUGHT AGAINST PURCHASER BY A THIRD PARTY ARISING FROM THE ALLEGED BREACH OF ENVIRONMENTAL LAW WITH RESPECT TO THE TIMBERLANDS PRIOR TO THE CLOSING DATE. PURCHASER AND ITS SUCCESSORS AND ASSIGNS SHALL HAVE NO OBLIGATION AT ANY TIME OR AS A RESULT OF THIS RELEASE TO INDEMNIFY, DEFEND OR SAVE HARMLESS SELLER FROM CLAIMS BY THIRD PARTIES FOR ANY CONDITIONS, ACTIONS OR OMISSIONS WHICH OCCURRED PRIOR TO THE CLOSING DATE REGARDLESS OF WHETHER CLAIMS ARE BROUGHT BEFORE OR AFTER CLOSING.
Section 3.4    No Reliance. Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that any information or materials provided to it, either orally or in writing, including any cost or other estimates, projections, acreage, and timber information, any management presentations and any materials and information provided on data disks, via e-mail or in the Data Room or any on-line data rooms, are not and shall not be deemed representations or warranties by or on behalf of Seller or any other Person and are not to be relied upon by Purchaser. NOTWITHSTANDING THE FOREGOING, NOTHING IN SECTIONS 3.2, 3.3 OR 3.4 SHALL DIMINISH THE RIGHT OF PURCHASER TO RELY UPON ANY REPRESENTATIONS, WARRANTIES OR COVENANTS SET FORTH IN THE AULTMAN LEASE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AS TO STATUS
Except as otherwise disclosed to Purchaser herein, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, and agrees as follows:
Section 4.1    Organization. Each Seller is a corporation validly existing and in good standing under the laws of the [****] and has all requisite partnership power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.
Section 4.2    Qualification. Each Seller is qualified or registered as a foreign partnership for the transaction of business and is in good standing under the Laws of the States of [****] and each other jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
Section 4.3    Authority. Except as set forth in Section 9.3(a) of this Agreement: (i) the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 4.4    No Violation. The execution, delivery and performance of this Agreement by Seller will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s certificate of partnership or partnership agreement; (ii) any Assumed Contract, Timberland Lease or Real Property Lease; (iii) any Law applicable to Seller; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or the Timberlands is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
Section 4.5    Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or other Person that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described on Schedule 4.5 attached hereto and (ii) those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.6    Litigation.
(a)    Pending Matters. Except as set forth on Schedule 4.6(a) attached hereto, there are no pending Claims or, to Seller’s Knowledge, threatened Claims that (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, or (B) affect or relate to any of the Property.
(b)    Adverse Judgments. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Timberlands) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.7    Taxes. Except for such Liens as may be reflected in the Completed Title Commitments, there are no Liens or other encumbrances, other than the Permitted Exceptions, on any of the Property that arose in connection with any failure or alleged failure by Seller to timely pay any Tax. All material Taxes related to the Property required to be withheld and paid have been timely withheld and paid, except for any Taxes being contested in good faith.
Section 4.8    OFAC. Seller is not, nor will not become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not attempt to assign this Agreement to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. Seller’s primary address is as set forth in the notice section of this Agreement. Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any owner of any controlling interest in Seller becomes listed on the foregoing or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser will immediately notify Purchaser in writing, and in such event, Purchaser will have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Seller, in which event the Deposit will be returned to Purchaser and neither Party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER RELATED TO THE PROPERTY
Except as otherwise disclosed to Purchaser herein, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 5.1    Compliance with Laws. There is no pending action or proceeding or, to the knowledge of Seller, any threatened action or proceeding (other than Condemnations) before any court, governmental agency or arbitrator affecting the Property or which arises out of events or circumstances occurring at the Property, including the conduct of forestry operations. To Seller’s Knowledge, Seller holds all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority that are necessary to conduct operations on the Timberlands as presently conducted. To Seller’s Knowledge, Seller is presently operating the Timberlands in substantial compliance with applicable Laws and Seller has not received any written notice from any Governmental Entity of any violation of any applicable Laws or citations for alleged violations of Laws, other than Environmental Laws which are expressly excluded from this Section 5.1.
Section 5.2    Condemnations. Except as described on Exhibit D, there are no Condemnations as of the date hereof and no Condemnations have been concluded between [****], and the date hereof.
Section 5.3    Assumed Contracts, Timberland Leases, and Real Property Leases. Each of Exhibit A-2, Exhibit B-1 and Exhibit C contain a true and complete list, and Seller has made available to Purchaser true and complete copies, of the following documents in effect on the date of this Agreement: (i) the Timberland Leases; (ii) the Assumed Contracts; (iii) the Real Property Leases; and (iv) each material amendment, supplement, and modification in respect of any of the foregoing. Except as described on Exhibit B or Exhibit C, Seller has not entered into any unrecorded agreement which relates to the Property and that will remain in effect after the Effective Time. Except as described on Exhibit A-2, Exhibit B-1 or Exhibit C, with respect to each Assumed Contract, Timberland Lease and Real Property Lease: (i) such Assumed Contract, Timberland Lease or Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Assumed Contract, Timberland Lease or Real Property Lease, or otherwise cause such Assumed Contract, Timberland Lease or Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to such Assumed Contract, Timberland Lease or Real Property Lease is in breach or default under such Assumed Contract, Timberland Lease or Real Property Lease; (iv) to Seller’s Knowledge, no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Assumed Contract, Timberland Lease or Real Property Lease or permit the termination or acceleration of rent or other amounts payable under such Assumed Contract, Timberland Lease or Real Property Lease; and (v), all hunting licenses identified on Exhibit C are substantially in the form (with varying terms) of the form hunting license made available to Purchaser in the Data Room. Except for the Solar Options and any items listed in the Completed Title Commitments, the Property is not subject to any unrecorded options to purchase or similar agreements entered into by Seller, or, to Seller’s Knowledge, entered into by any of Seller’s predecessors in title.
Section 5.4    Matters Relating to the Environmental Condition of the Timberlands. Except as disclosed on Schedule 5.4, and for the lawful application of chemicals in connection with customary silvicultural practices, and as otherwise disclosed in the Phase I Reports, to Seller’s Knowledge, (i) (i) there have been no Hazardous Substance stored, handled, transported from or to or disposed in, on or about the Property in quantities requiring remediation under applicable law; (ii) Seller has not received any written notice of any violation of, or liability under, any Environmental Law in connection with the operation of Seller on the Property, or specifying that the Property is or is contemplated to be targeted for clean-up of any Hazardous Substances and no such notices are threatened or pending; (iii) there are no public or private landfills on the Property, provided, however, the Property may contain small, unauthorized household dump sites typical of rural timberlands not to exceed [****]; (iv) except for above ground storage tanks for saltwater owned and operated by others in connection with oil and gas exploration and development, there are not, and to Seller’s knowledge, have not in the past been, any underground or above ground storage tanks on the Property.

Section 5.5    Property Taxes. . To Seller’s Knowledge, no Taxes or assessments relating to the Property are delinquent, and there are no special Taxes, assessments or charges proposed, pending or threatened against the Property. Neither Seller nor, to Seller’s Knowledge, any other Person has applied the Timberlands or any portion thereof to a use other than agricultural, silvicultural, hunting, recreational and oil, gas and other mineral uses during Seller’s ownership of the Property.
Section 5.6    Brokers and Advisors. Except for fees payable to [****], no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, and Seller is responsible for the payment of all such fees due to [****].
Section 5.7    Harvesting. During the term of this Agreement, Seller shall neither cut or remove nor permit the cutting or removal of any Timber or trees which are included as part of the Property, subject to and excepting the rights of third parties pursuant to the Permitted Exceptions and the rights of Seller pursuant to Section 1.8 hereof. To Seller’s Knowledge, since [****], no Timber has been removed from the Timberlands except for (i) Timber harvested and removed pursuant to the Ongoing Harvest Operations and credited in accordance with Section 1.8, (ii) de minimus amounts of Timber harvested and removed by third parties pursuant to any Permitted Exception, (iii) Timber otherwise removed and reflected in Seller’s Inventory Data, or (iv) the Additional Identified Harvesting.
Section 5.8    Possession, Boundary Disputes and Encroachments. Except as set forth on Schedule 5.8, to Seller’s Knowledge, Seller has not received any written notice during Seller’s period of ownership that there are any, and to Seller’s Knowledge, there are no, parties that may claim to adversely possess any part of the Timberlands being conveyed to Purchaser. Except as set forth on Schedule 5.8, to Seller’s Knowledge, no boundary disputes or encroachments affect the Timberlands or any portion thereof.
Section 5.9    Endangered Species. Except as set forth on Schedule 5.9, during Seller’s ownership, Seller has received no written notice of any threatened or contemplated actions against Seller or the Property based upon the presence on the Property of any species listed as threatened or endangered under the federal Endangered Species Act. Except as set forth on Schedule 5.9, to Seller’s Knowledge, no such threatened or endangered species are on the Property.
Section 5.10    [****]

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as otherwise disclosed to Seller herein, as of the date hereof and as of the Closing Date, Purchaser represents and warrants to Seller as follows:
Section 6.1    Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state in which it is organized and has all requisite limited liability company power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this

Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.
Section 6.2    Qualification. Purchaser is qualified or registered as a foreign limited liability company for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
Section 6.3    Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 6.4    No Violation. The execution, delivery, and performance by Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of its articles/certificate of incorporation, bylaws, limited liability company agreement or any standing resolution of its board of directors, members or managers (as the case may be) or any other organizational document; (ii) any Contract to which it is a party or by which it or any of its assets may be bound; (iii) any Law applicable to it or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Purchaser or any of its assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
Section 6.5    Governmental Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or other Person that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser or on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, or (iii) may be required to be obtained by Purchaser for it to conduct operations on the Timberlands.
Section 6.6    Litigation. There are no claims against Purchaser or, to the actual knowledge of Purchaser, any threatened Claims against Purchaser, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards

(whether rendered by a Governmental Authority or by an arbitrator) against Purchaser (or affecting any of its assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 6.7    Financial Capacity. Purchaser has available or has binding subscriptions for, and will at the Closing, have available, sufficient funds to pay the Purchase Price and to pay all other amounts due and payable by Purchaser pursuant to the terms of this Agreement.
Section 6.8    Brokers and Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
Section 6.9    OFAC. Purchaser is not, and will not become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not attempt to assign this Agreement to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. Purchaser’s primary address is as set forth in the notice section of this Agreement. Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any owner of any controlling interest in Purchaser becomes listed on the foregoing or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser will immediately notify Seller in writing, and in such event, Seller will have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser, in which event the Deposit will be returned to Purchaser and neither Party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.

ARTICLE VII
ADDITIONAL AGREEMENTS RELATING TO THE PROPERTY GENERALLY
Section 7.1    Commercially Reasonable Efforts.
(a)    General. Subject to the terms and conditions herein provided, each of the Parties agree to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and other Ancillary Agreements and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:
(i)    to obtain all necessary waivers, consents, releases, approvals and authorizations, including all waivers, consents, releases, approvals and authorizations that are required to be obtained under any applicable Law;
(ii)    to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;

(iii)    to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and
(iv)    to fulfill all conditions to this Agreement.
(b)    Certain Filings. Subject to Section 7.7, in furtherance and not in limitation of the foregoing, each of the Parties agrees to make, or cause to be made, all necessary filings required pursuant to any Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in no event later than twenty (20) days after the date of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Regulatory Law.
(c)    Cooperation. If necessary to obtain any consent, approval, permit or authorization or to remove any impediment to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Parties shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end.
Section 7.2    Maintenance of Business.
(a)    Maintenance in Ordinary Course. Subject to the terms and conditions of this Agreement, and except as otherwise contemplated hereby, Seller, from the date hereof through the Closing Date, shall use commercially reasonable efforts to maintain the Property in the ordinary course in all material respects; provided, however, Seller shall have no obligation to perform any site preparation or plant any seedlings on harvested areas.
(b)    No Interference with Business. Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, Purchaser shall not interfere with Seller’s conduct of business with respect to the Property pending the Closing and shall not take any action that might reasonably be expected to impair Seller’s relationships with customers, suppliers or employees of the businesses and operations of Seller, whether or not associated with the Property. Except as otherwise provided herein, all communications by Purchaser regarding the proposed purchase of the Timberlands or Purchaser’s evaluation thereof, will, in each case, be submitted or directed only to [****] or such other person or persons, if any, as Seller may hereafter designate in writing, after which Seller shall reasonably cooperate with Purchaser to schedule one or more calls, as necessary in Purchaser’s reasonable discretion, between Seller, Purchaser, and Seller’s management employees with responsibility for the Property. Purchaser shall not contact any other employees or representatives of Seller or Manager in any manner other than as provided in this Agreement or as otherwise agreed by Seller.
(c)    No New Sales or Leases. Subject to the terms and conditions of this Agreement, from the Execution Date through the Effective Time Seller shall not sell or enter into any new contract affecting the Timberlands, lease or license of any interest in the Timberlands without Purchaser’s prior consent except for (i) the sale of Timber pursuant to Section 1.8 above, (ii) the renewal of existing recreational or hunting leases /licenses on substantially the same or better terms as currently in effect and except for the entry in the ordinary course of business into new recreational or hunting leases /licenses substantially in the form of existing recreational leases /licenses to which Seller is a party, and (iii) the Aultman Lease Amendment. Seller shall provide Purchaser with a complete list and copies of all new recreational or hunting leases /licenses and all renewals entered into by Seller after the date of this Agreement no later than three (3) Business Days prior to the Closing Date.

Section 7.3    Public Announcements.
(a)    No Recording. This Agreement (or a memorandum thereof) shall not be recorded by Purchaser or Seller in any real property records. In the event that this Agreement (or a memorandum thereof) is so recorded by Purchaser or Seller, the other Party may, at its option, terminate this Agreement.
(b)    Certain Disclosures. Notwithstanding anything to the contrary set forth in Section 12.7 or the Confidentiality Agreement, except as required by applicable Law (including rules and regulations promulgated by the SEC) or stock exchange rules, (i) any press release or public announcement by Seller or Purchaser regarding the transactions contemplated by this Agreement shall only be made simultaneously with or after a press release or public announcement by Seller or Purchaser on or after the date of this Agreement regarding the transactions contemplated by this Agreement, and (ii) Seller and Purchaser shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation; provided, however, that any disclosure required to be made under applicable Law, stock exchange rules or rules and regulations promulgated by the SEC may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties.
Section 7.4    Dispute Resolution.
(a)    Initial Discussions. In the event that a Party gives notice of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach thereof, or the Property, other than those disputes, claims, questions, disagreements or controversies for which dispute resolution procedures are set forth in Section 1.6 (a “Dispute”), representatives of the Parties shall use their reasonable commercial efforts to settle the Dispute. To this effect, such representatives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties. If the representatives are unable to resolve any Dispute within [****] days after the date of a written notice from either Party requesting that such consultation and negotiation be initiated as to such Dispute, any Party may, by giving notice to the other Party, refer the Dispute to a senior executive officer of each Party or an Affiliate (each, a “Party Executive”) for resolution. The Party Executives will meet with each other, either physically at a mutually convenient location or by telephone or videoconference, to endeavor to resolve the Dispute in view of the Parties’ mutual interest in reaching a reasonable business resolution. If the Party Executives are unable to resolve the Dispute within [****] days after submission to them, the Party Executives shall in good faith discuss the desirability of submitting the Dispute to voluntarily non-binding mediation or binding arbitration before a single mediator or arbitrator who has at least ten (10) years relevant industry experience in the matter that is the subject of the Dispute. The Party Executives will cooperate with one another in selecting a single mediator or arbitrator and in promptly scheduling the mediation or arbitration proceedings. If the Party Executives cannot unanimously agree to submit the Dispute to mediation or binding arbitration within [****] days after the Dispute was first submitted to them, or upon the failure of any agreed-upon mediation to resolve the Dispute, the Parties may pursue such rights and remedies as are available under this Agreement or otherwise.

(b)    Evidentiary Status. All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement or any mediation process by either Seller or Purchaser, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its disclosure during settlement or mediation efforts.
(c)    Forbearance. During the pendency of the settlement or any mediation process, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller, on the one hand, or Purchaser, on the other hand, shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of Seller’s or Purchaser’s obligations, as the case may be, under this Agreement or any Ancillary Agreement. If any agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.
(d)    Litigation. Either Seller or Purchaser may initiate litigation with respect to any Dispute submitted to the Party Executives at any time following [****] days after the initial meeting between the Party Executives or [****] days after the date of sending the written request for resolution by the Party Executives, whichever occurs first.
(e)    Enforcement. The provisions of this Section 7.4 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
Section 7.5    Required Consents. Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any Person in order to obtain the consent or approval of such Person or to transfer any Assumed Contract, Timberland Lease or Real Property Lease in violation of its terms. With respect to any agreement for which any required consent or approval is not obtained prior to the Closing, each of Seller and Purchaser shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Assumed Contract, Timberland Lease or Real Property Lease may not be assigned without the consent or approval of any Person, and such consent is not obtained prior to the Closing, Seller shall use all commercially reasonable efforts to provide Purchaser with the same benefits (and Purchaser shall be responsible for all corresponding obligations) arising under such Assumed Contract, Timberland Lease or Real Property Lease, including performance by Seller (or Purchaser if applicable) as agent, if legally permissible and commercially feasible; provided, however, that Purchaser (or Seller, if applicable) shall provide Seller (or Purchaser, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Purchaser, if applicable) to perform its obligations under such Assumed Contracts, Timberland Leases or Real Property Leases and Purchaser shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

Section 7.6    Notice of Certain Events. Prior to the Closing or the termination of this Agreement, Seller will give Purchaser prompt written notice of any of the following:
(a)    any Casualty Loss or Condemnation in accordance with Section 1.6(b);
(b)    initiation of any litigation by or against Seller relating to the Property, the Timberland Leases, or this Agreement;
(c)    the occurrence of any event or circumstance that, in Seller’s commercially reasonable determination, would cause any of Seller’s representations and warranties in this Agreement to be incorrect in any material respect; and
(d)    written contact by third parties regarding material use of the Property, or information regarding pending transactions not reflected in other disclosures (such as pipelines, rights-of-way, use agreements, etc.).
Any notices given pursuant to this Section 7.6 for any matters in the immediately preceding subsections (a) through (d) that occur from and after the Effective Date shall be deemed to have supplemented or amended the Schedules and applicable representations or warranties set forth in this Agreement. Any amendment or change to the Schedules or representations or warranties deemed made by the Seller pursuant to this Section 7.6 shall not constitute a default by Seller under this Agreement, and Purchaser’s sole remedy for such amendment or change is to terminate this Agreement and receive a refund of the Deposit, provided that Purchaser shall have no such termination right if such amendment or change was required due to the actions of the Purchaser or its Affiliates, or if the matters revealed in such notices do not materially and adversely affect the use or value of the Property.
Section 7.7    Regulatory Act Compliance. Purchaser and Seller shall discuss with each other whether any notification or similar filing is required to be filed with respect to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Purchaser and Seller agree to provide such information to the other as is reasonably requested by the other in order to determine if the transaction contemplated herein is exempt from the filing requirements described in the HSR Act. If they determine that filings are required, Purchaser and Seller will use commercially reasonable efforts to make the filings within [****] after the date of this Agreement, and the each of Purchaser and Seller shall pay [****] fees payable in connection therewith. With respect to filings under the HSR Act, each of the Parties hereto shall seek early termination of the waiting period under the HSR Act. Purchaser and Seller shall use their respective reasonable best efforts to respond to any request for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Purchaser and Seller shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority, and each of Purchaser and Seller shall have the right to have a representative present at any such meeting.
Section 7.8    Seedling Obligation. The Timberlands are currently subject to the Existing Seedling Production Contracts identified on Schedule 7.8(i) of this Agreement (each an “Existing Seedling Production Contract”), whereby [****], as seller, provides seedlings to Seller for the Timberlands pursuant to the terms and conditions of applicable Existing Seedling Production

Contract. The Parties acknowledge that at Closing, (i) the Timberlands shall be removed from each Existing Seedling Production Contract, and (ii) Purchaser shall be obligated to purchase seedlings from each Seedling Supplier for the current Harvesting Year (as defined in each Existing Seedling Production Contract) as set forth on Schedule 7.8(ii) attached hereto and hereby made a part hereof. The requirement for Purchaser to purchase such seedlings is referred to herein as the “Seedling Obligation”. Purchaser’s assumption of the Seedling Obligation shall be documented in the form of a purchase agreement between Purchaser and each Seedling Supplier (each a “Seedling Contract”) entered into no later than the Closing Date in a form to be negotiated between Purchaser and such Seedling Supplier. Purchaser shall not be obligated to share each Seedling Contract with Seller, but Purchaser shall provide written evidence in form reasonably satisfactory to Seller that Purchaser has assumed the Seedling Obligation as of the Closing Date to each Seedling Supplier’s reasonable satisfaction.
Section 7.9    Dissolution. Seller hereby covenants that Seller will not dissolve prior to [****] and will maintain tangible net worth sufficient to satisfy its obligations under this Agreement. [****]
ARTICLE VIII
ADDITIONAL AGREEMENTS RELATING TO THE TIMBERLANDS
Section 8.1    Right of Entry.
(a)    General; Certain Limitations. Upon reasonable prior written notice to Seller, but in no event less than two (2) days’ (and at least one (1) Business Day’s) prior notice, and receipt of written authorization from Seller, prior to the Closing Date or termination of this Agreement in accordance with Article XI, Purchaser, through its authorized agents or representatives, may enter upon the Timberlands at all reasonable times for the purposes of making inspections and other studies; provided, however, that such entry shall be at the sole risk of Purchaser and shall not interfere with Seller’s business operations on the Timberlands, and neither Purchaser nor its agents or representatives shall (i) enter upon the Timberlands for the purpose of preparing Phase II Reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, (ii) prepare or instruct its agents or representatives to prepare Phase II Reports or make any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, (iii) contact any official or representative of any Governmental Authority regarding Hazardous Substances on or the environmental condition of the Timberlands, or (iv) contact any counter party to any Timberland Lease, Assumed Contract, Real Property Lease, or Seedling Contract regarding the terms and conditions of such contract or agreement, this Agreement, the Property or Purchaser’s proposed acquisition of the Property, in each case without Seller’s prior written consent thereto. Upon the completion of such inspections and studies, Purchaser, at its expense, shall repair any damage caused to the Property and remove all debris resulting from and all other material placed on the Timberlands in connection with Purchaser’s inspections and studies.
(b)    Disclosure of Results. If this Agreement is terminated and the Closing fails to occur, the results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands) shall be treated as strictly confidential by Purchaser and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of Purchaser for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Purchaser to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands is required by applicable Law or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 8.1(b). Purchaser shall cooperate with Seller to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 8.1(b), Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.
(c)    Insurance. Purchaser and the contractors, representatives and agents of Purchaser who enter upon the Timberlands shall maintain general liability insurance, naming Seller and Manager as additional insureds, in an amount not less than [****] and, prior to any such entry upon the Timberlands, shall provide Seller with written evidence of such insurance.
Section 8.2    Permits and Licenses. Purchaser shall be solely responsible for obtaining all permits and licenses, if any, required by Purchaser to carry on its intended operations on the Timberlands.
Section 8.3    Title Insurance Matters.
(a)    Title Commitments and Policies. Seller has, or will provide, or made available to Purchaser Completed Title Commitments from the Title Company for the issuance of one or more Title Policies on the Timberlands. At the Closing, Purchaser shall purchase from the Title Company an aggregate amount of title insurance on the Timberlands in an amount equal to the Purchase Price (allocated by county and/or state, as applicable) and allocated to the Property using the standard 2021 ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdictions in which the Timberlands are located) insuring Purchaser is vested with good and marketable title to the Timberlands, subject only to the Permitted Exceptions (the “Title Policies”).
(b)    No Surveys. Seller shall not provide any survey of the Timberlands to Purchaser. Purchaser agrees that the obtaining of any survey of the Timberlands or any portion thereof shall not be a condition precedent to Purchaser’s obligation to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and that any survey obtained by Purchaser shall be at its sole cost and expense.
(c)    Title Expenses. Seller shall be responsible for the costs associated with the title examinations, abstracting and the issuance of the Completed Title Commitments that are separately stated from the premiums for the Title Policies. Purchaser shall be responsible for the premiums payable in connection with the issuance of the Title Policies and any endorsements obtained by Purchaser.
Section 8.4    Anti-Solicitation. Without the prior written consent of Seller, Purchaser shall not, during the term of this Agreement and extending for a period of [****], directly or indirectly solicit for employment or solicit for hire or contract for the services of, any person directly involved in the management of the Property as of the Closing Date and employed by Seller, [****] (“Manager”), or any of their respective Affiliates, other than in publications of a general nature (including on the website of Purchaser or any of its Affiliates) and not specifically directed at any employee or employees of Seller, the Manager or any of their respective Affiliates, except for those certain employees listed on Schedule 8.4.

Section 8.5    Estoppel Certificate. Seller shall request and shall use commercially reasonable efforts to obtain prior to Closing and, if received, deliver to Purchaser, an estoppel certificate from the lessor under the Aultman Lease confirming (1) that such agreement is in full force and effect; (2) that to the parties’ knowledge there are no defaults thereunder by any party thereto (3) the identity of the Persons (and their addresses) to whom payments are to be made thereunder, including the past methods and amounts being paid to the applicable Person(s). Notwithstanding anything to the contrary set forth in this Agreement, delivery of the Estoppel Certificate on or before Closing shall not be a condition to Closing, and Seller’s failure to obtain such Estoppel Certificate shall not be considered a default of Seller under this Agreement.
ARTICLE IX
CONDITIONS PRECEDENT
Section 9.1    Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(a)    Waiting Periods. All waiting periods (and any extension thereof) under Regulatory Law applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement.
(b)    No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.
(c)    No Investigation. No Party shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)    Purchase Price Reduction Limit. The aggregate fair market value of (i) the lost and damaged Timber and Timberlands from all Casualty Losses and affected Timber and land with regard to Condemnations pursuant to the terms of Section 1.6(b), plus (ii) the Title Objection Carveouts, shall not exceed [****] of the Purchase Price).
(e)    Title Insurance. The Title Company shall be committed to issue the Title Policies to Purchaser at the Effective Time, subject only to the Permitted Exceptions.
Section 9.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(a)    Consents. All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement to have been filed, made, given or obtained by Seller shall have been filed, made, given or obtained and copies thereof shall have been delivered to Purchaser; provided, however, that the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.2(a) if Purchaser fails to satisfy its obligations under Section 7.1(c).
(b)    Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).
(c)    Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.
(d)    Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Purchaser the items set forth in Section 2.2(a).
Section 9.3    Conditions to Obligations of Seller to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(a)    Consents. The consents, authorizations, registrations or approvals of or with Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated by this Agreement to have been filed, made, given or obtained by Purchaser shall have been filed, made, given or obtained and copies thereof shall have been delivered to Seller; provided, however, that the obligation of Seller to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.3(a) if Seller fails to satisfy its obligations under Section 7.1(c).
(b)    Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).
(c)    Agreements and Covenants. Purchaser shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(d)    Deliveries. Purchaser shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 2.2(b).
ARTICLE X
SURVIVAL; INDEMNIFICATION
Section 10.1    Survival. Except as otherwise set forth in this Article X, (i) all representations and warranties made in Articles IV and VI and Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 of this Agreement and (ii) all agreements or covenants made in this Agreement and to be performed prior to or at Closing shall [****] and (z) all representations and warranties contained in Section 5.10 of this Agreement shall [****] may each be referred to herein as the “Applicable Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 11.2 or with respect to any warranty of title claims under the Deeds, no representation, warranty, covenant or agreement shall survive any termination of this Agreement. With respect to any Timberlands located in [****], unless a Party delivers written notice to the other Party in accordance with

Section 10.5(b), after the date which is 366 days after the end of the Applicable Indemnity Period, except as provided in Section 11.2, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. With respect to all Timberlands located in [****], after the end of the Applicable Indemnity Period, except as provided in Section 11.2, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. To the fullest extent permitted by Law, the foregoing shall constitute the express intent of the Parties to shorten the period of limitations for bringing claims on account of a Party’s breach of its representations, warranties, covenants and agreements contained in this Section 10.1 if a longer period would otherwise be permitted by Law. This Section 10.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.
Section 10.2    Seller’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Seller in this Agreement that requires performance or compliance on or prior to the Closing; (ii) a breach of any other agreement or covenant contained in this Agreement by Seller; (iii) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller’s behalf) in connection with the transactions contemplated by this Agreement; or (iv) any claim arising under or relating to any Assigned Agreements [****] relating to the period of performance prior to the Closing Date.
Section 10.3    Purchaser’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Purchaser shall indemnify, defend and hold harmless Seller, Manager and [****] and their respective directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any Loss asserted against or incurred by any Seller Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Purchaser contained herein that contemplates performance or compliance on or prior to the Closing Date; (ii) a breach of any other agreement or covenant of Purchaser; (iii) the entry upon the Timberlands prior to the Closing by Purchaser or any employee, contractor, representative or agent of Purchaser, unless arising from any Seller Indemnitees’ or other third party’s negligence or intentional misconduct and excluding Losses incurred by or asserted against any Seller Indemnitee or the Property as a result of Purchaser Indemnitees’ mere discovery of any adverse circumstance or condition on or affecting the Property; (iv) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with the transactions contemplated by this Agreement; or (v) any claim arising under or relating to the Assigned Agreements and/or the Aultman Lease relating to the period of performance on or after the Closing Date.
Section 10.4    Indemnification for Breaches of Representations and Warranties.
(a)    Obligation to Indemnify. If the Closing occurs, then in addition to the indemnification obligations in Section 10.2 and Section 10.3, each of Seller and Purchaser shall indemnify,

defend and hold the Purchaser Indemnitees, in the case of Seller, and the Seller Indemnitees, in the case of Purchaser, harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by the Indemnifying Party in this Agreement either (i) as made as of the date of this Agreement or (ii) if the Closing occurs, as hereby expressly re-made as of the Closing; provided, however, that as to the representations and warranties as deemed re-made as of the Closing, the determination of whether such a breach has occurred will disregard failure of this Agreement to list Contracts or other similar obligations incurred by Seller in the ordinary course of business after the date of this Agreement and not in violation of Section 7.2(c).
(b)    Certain Limitations. Notwithstanding the foregoing and solely with respect to the indemnification obligations in Section 10.4(a) above:

(i)    Time Limitations. Seller shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to any Loss as to which the Person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Applicable Indemnity Period.
(ii)    Basket. No indemnification shall be made by either Seller or Purchaser with respect to any claim made pursuant to Section 10.4(a) unless (A) the amount of such claim exceeds [****] (the “Minimum Claim Amount”), and (B) the aggregate amount of Losses incurred or suffered by all Purchaser Indemnitees or all Seller Indemnitees, as the case may be, under all claims in excess of the Minimum Claim Amount made pursuant to Section 10.4(a) exceeds [****] (the “Basket Amount”) and, in such event, indemnification shall be made by the Indemnifying Party only to the extent the Losses exceed, in the aggregate, the Basket Amount. Notwithstanding the foregoing, any claim made pursuant to Section 10.4(a) with respect to a breach of the Fundamental Reps will not be subject to the Minimum Claim Amount or Basket Amount.
(iii)    Knowledge. If on or prior to the Closing, Purchaser or Seller has actual knowledge of any information that would cause one or more of the representations and warranties made by Seller or Purchaser, respectively, to be inaccurate as of the date made or as of the Closing Date, the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.
Section 10.5    Procedures for Claims and Satisfaction. All claims for indemnification under this Article X shall be resolved in accordance with the following procedures:
(a)    Notice of Claim. Written notice must be given of facts that are the basis of an indemnification claim under this Article X by the Indemnified Party to the Indemnifying Party. In the case of claims pursuant to Section 10.4(a), that notice must be given before the expiration of the Applicable Indemnity Period. Any notice delivered by an Indemnified Party to the Indemnifying Party with respect to a Loss shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.
(b)    Defense of Third Party Claims.
(i)    Generally. If a claim or demand for indemnification is based upon an asserted liability or obligation to a Person not a Party, a successor or assign of a Party nor a Purchaser Indemnitee or a Seller Indemnitee (a “Third Party Claim”), then (and without limiting the obligations under

Section 10.5(a)), the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will defend such Third Party Claims at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld, conditioned or delayed) and paid by it and will give written notice (the “Notice of Defense”) to the Indemnified Party within [****] after the date such notice of a Third Party Claim is deemed received that acknowledges that it is defending the claim and that identifies the lawyer retained for the defense. The Indemnifying Party may not settle any such Third Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, the Indemnifying Party may settle such Third Party Claim without the consent of the Indemnified Party if such settlement involves only the payment of monetary damages and does not include any admission of liability, guilt or wrongdoing on the part of any Indemnified Party.
(ii)    Control of Defense. Notwithstanding anything to the contrary in this Section 10.5: (A) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own expense, and (B) the Indemnified Party will be entitled to assume control of the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party (excluding the fees and expenses of the Indemnified Party’s lawyers before the date of such assumption of the defense), if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived; (2) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action; or (3) criminal penalties could be imposed on the Indemnified Party in connection with such claim or action.
(c)    General Limitations. Each of the indemnification obligations of Seller and Purchaser under this Article X, including the indemnification obligation pursuant to Section 10.4(a), is subject to the following limitations:
(i)    Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage or from any other Person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefore (i.e., indemnities under leases or contracts), net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article X shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other Person alleged to have responsibility, but not as a prerequisite to making a claim for indemnification under this Article X. If an Indemnified Party (or an Affiliate) receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided to the Indemnifying Party pursuant to this Article X, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.
(ii)    Cap. In no event shall either Seller’s or Purchaser’s aggregate obligation to indemnify the Purchaser Indemnitees, in the case of Seller, or the Seller Indemnitees, in the case of

Purchaser, pursuant to this Article X exceed [****] (the “Cap Amount”); provided however, so long as no notice of a claim has been timely delivered by Purchaser to Seller pursuant to Section 10.5(a) above and is pending, at the expiration of the [****] Indemnity Period, the Cap Amount shall be reduced to [****] on the day after the expiration of [****] Indemnity Period. Notwithstanding the foregoing any claim made pursuant to Section 10.4(a) with respect Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 5.6, 6.1, 6.2, 6.3, 6.4, 6.9 (the “Fundamental Reps”) will not be subject to the Minimum Claim Amount, Basket Amount or the Cap Amount.
(d)    Notice of Fixed Loss. When a Loss as to which a notice has been timely given in accordance with Section 10.5(a) is paid or is otherwise fixed or determined, then the Indemnified Party will give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss and the provision of this Agreement upon which the claim for indemnification for such Loss is based (which notice will be in addition to the notice required under Section 10.5(a), but the notices under this Section 10.5(d) and under Section 10.5(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party is permitted to dispute such claim, it will, within [****] after receipt of notice of the claim of Loss against it pursuant to this Section 10.5(d), give counter notice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counter notice is given within such [****] period or if the Indemnifying Party acknowledges liability for indemnification, then such Loss will be satisfied within [****] as provided in Section 10.5(e). If the Indemnifying Party timely gives counter notice of a dispute, the Indemnified Party and the Indemnifying Party shall endeavor to resolve such dispute in accordance with Section 7.4.
(e)    Satisfaction of Indemnification Obligation. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding provisions of this Section 10.5, any indemnified Loss will be satisfied by the Indemnifying Party paying the amount of such Loss to the Indemnified Party plus interest on the amount of such Loss incurred by the Indemnified Party from the date the Indemnified Party actually paid such Loss (but without duplication of any interest payable with respect to any judgment underlying a Loss resulting from a Third Party Claim) at the Prime Rate. Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by check.
Section 10.6    Certain Rules.
(a)    Adjustment to Purchase Price. Any payment made pursuant to the indemnification provisions of this Article X shall be deemed to be an adjustment to the Purchase Price and the Parties shall treat it as such for all purposes. There shall be no indemnification under any provision of this Article X for a breach of any representation, warranty, agreement or covenant to the extent an adjustment to the Purchase Price has been made pursuant to Section 1.6 with respect to such breach.
(b)    Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) subject to Section 10.5(b), related attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive, incidental, indirect, special or consequential damages; provided, however, that in the case of a Third Party Claim, “Loss” includes the total amount of any judgment and any other award payable to a Person other than a Party, a successor or assign of a Party, or a Purchaser Indemnitee or a Seller Indemnitee pursuant to the Third Party Claim.
(c)    No Limitation. No limitation on indemnification contained in this Article X shall apply to any Loss definitively determined by a court of competent jurisdiction to be caused by any intentional and knowing breach of a representation and warranty set forth in this Agreement on the part of the Indemnifying Party (or any Affiliate).
Section 10.7    Exclusive Remedy. Each of the Parties agrees that, if the Closing occurs, except for any warranty of title claims which may be brought under the Deeds and except in the case of Seller’s fraud or intentional or willful misrepresentation, the indemnification provided in this Article X is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article X.
ARTICLE XI
TERMINATION AND ABANDONMENT
Section 11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Purchaser;
(b)    by either Seller or Purchaser, if the Closing has not occurred on or prior to [****]; provided, however, that the right to terminate the Agreement pursuant to this Section 11.1(b) shall not be available to Seller or Purchaser if it fails to perform any of its obligations under this Agreement, which failure primarily contributes to the failure of the Closing to have occurred by such time.
(c)    by Seller if Purchaser does not timely deliver the Deposit pursuant to Section 1.4 or if Purchaser breaches Section 7.3(a);
(d)    by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.3 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Purchaser shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Seller to Purchaser of such violation or breach; and
(e)    by Purchaser upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.2 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Purchaser to Seller of such violation or breach.; and

(f)    as provided in Section 4.8 and Section 7.3.
Section 11.2    Effect of Termination. Subject to the following provisions of this Section 11.2, upon any termination of this Agreement as provided in Section 11.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.3, Section 8.1, this Section 11.2 and Article XII; provided, however, that in no case shall any Party be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement (including any failure to consummate the transactions contemplated by this Agreement unless an express condition to such Party’s obligation to consummate such transactions has not been satisfied). Purchaser acknowledges that Seller has informed Purchaser that the damages to Seller of Purchaser’s failure to consummate the transactions contemplated by this Agreement are incapable of accurate estimation. Accordingly, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d), then Title Company shall promptly, but in no event later than one Business Day after the effective date of any such termination, deliver to Seller the Deposit, which shall be payable in immediately available funds, not as a penalty but as full and complete liquidated damages; provided, however, that the Deposit will not be payable to Seller pursuant to this Section 11.2 if Purchaser is then entitled to terminate this Agreement pursuant to Section 11.1(e). Purchaser agrees that the amount of the Deposit is a reasonable forecast of just compensation for the harm to Seller that would result from a termination of this Agreement pursuant to Section 11.1(c) or Section 11.1(d). Notwithstanding the foregoing, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) because Purchaser has failed to timely deliver the Deposit, Seller shall have the right to pursue against Purchaser all remedies available at law or in equity. Other than as provided in the immediately preceding sentence, Seller agrees that disbursement of the Deposit to Seller as liquidated damages shall be Seller’s sole and exclusive remedy for Purchaser’s breach of this Agreement (excluding breaches of Section 8.1 and Section 12.7). Except as otherwise expressly provided below, in the event of any termination of this Agreement expressly permitted pursuant to Section 11.1(a), (b), (e) or (f), the Deposit will be returned to Purchaser. In the event of any termination of this Agreement pursuant to Section 11.1(e), Purchaser’s remedies shall be limited to either of the following as selected by Purchaser in Purchaser’s sole discretion: (i) return of the Deposit and termination of this Agreement, whereupon Seller shall reimburse Purchaser for Purchaser's third-party expenses (as evidenced by applicable invoices and/or receipts) actually incurred in relation to this Agreement up to, but not exceeding [****].
ARTICLE XII
GENERAL PROVISIONS
Section 12.1    Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by email or sent by overnight courier service (with all fees prepaid) as follows:
If to Seller, to:

John Hancock Life Insurance Company (U.S.A.)
c/o Manulife Investment Management Timberland and Agriculture Inc
13950 Ballantyne Corporate Place, Suite 150
Charlotte, NC 28277
Attention: [****]

with a copy to:

John Hancock Life Insurance Company (U.S.A.)
c/o Manulife Investment Management Timberland and Agriculture Inc
197 Clarendon Street, C-08-99
Boston, MA 02116
[****]

with additional copy to:

Womble Bond Dickinson (US) LLP
One West Fourth Street
Winston-Salem, NC 27101
[****]

If to Purchaser:

Rayonier Operating Company, LLC
[****]
    1 Rayonier Way
Wildlight, Florida 32097
[****]

With copy to:

Rayonier Legal Department
[****]
1 Rayonier Way
Wildlight, Florida 32097
[****]

with additional copy to:

Adams and Reese LLP
[****]
11 North Water Street, Suite 23200
Mobile, Alabama 36602
[****]

Any such notice, request, demand or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the date sent as evidenced by the date of the bill of lading, or if sent by email , on the date transmitted; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date sent, or if by email, on the date of confirmation of receipt (including electronic confirmation). Any Party sending a notice, request, demand or other communication by email shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 12.1. Notices may be given on behalf of a Party by such Party’s legal counsel. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 12.1.

Section 12.2    Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of [****] for observance thereof.
Section 12.3    Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.
Section 12.4    Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable (i) by Purchaser without the prior written consent of Seller, and (ii) by Seller without the prior written consent of Purchaser; provided, however, that Purchaser may, by written notice to Seller given no later than [****] days prior to the Closing Date, assign all or any portion, of its rights and obligations under this Agreement including, without limitation rights to certain Timber, to no more than [****] Affiliates of Purchaser and no such assignment(s) shall relieve Purchaser of its obligations under this Agreement. Any attempt to assign this Agreement without the prior written consent required by this Section 12.4 shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Seller or Purchaser shall have the right to cause the Closing to occur as part of a “like-kind” exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Seller and Purchaser shall cooperate with the other Party in effecting a qualifying like-kind exchange and to execute such documents as are reasonably necessary to effect such like-kind exchange, provided that such exchange must occur using a qualified intermediary, must not require either Party to take title to any property other than the Property, must be at no cost or expense to the cooperating Party, and must not delay the date of Closing.
Section 12.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.
Section 12.6    Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any provision of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
Section 12.7    Confidentiality. Except as expressly permitted in Section 7.3 of this Agreement, each Party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement, which is hereby incorporated herein by reference. In the event of any conflict between the terms of the Confidentiality Agreement and this Agreement, the terms and conditions of this Agreement shall govern and control. Upon the Closing (if such Closing occurs), (i) the Confidentiality Agreement will terminate and expire as to any “Confidential Information” (as defined therein) to the extent such Confidential Information is included in the Personal Property and other records acquired by Purchaser under this Agreement, and (ii) any restrictions on the use or disclosure of any Confidential Information included in the Personal Property and other records shall no longer apply.
Section 12.8    No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Purchaser Indemnitees and the Seller Indemnitees (with respect to Article X), any right, remedy or other benefit under or by reason of this Agreement.
Section 12.9    Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 12.10    Governing Law. THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF [****] (EXCEPT TO THE EXTENT THE LAWS OF THE STATE IN WHICH THE APPLICABLE PROPERTY LIES NECESSARILY GOVERNS), WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF [****] (INCLUDING, WITHOUT LIMITATION, THE BUSINESS COURT OF THE [****] SUPERIOR COURT) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN AND FOR [****] FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A [****] STATE COURT OR FEDERAL COURT IN AND FOR [****]. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.
EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
Section 12.11    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement. This Agreement, including any amendments thereto, may be executed and delivered by electronic (PDF) transmission, with the intention that such electronic signature and delivery shall have the same effect as an original signature and actual delivery. Further, the Parties agree that signatures by DocuSign, Sign-n-Send or other similar electronic signing software will be deemed to be originals.
Section 12.12    Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” or “Exhibit” refers to such item of or attached to this Agreement.
Section 12.13    Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.
Section 12.14    Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses incurred by the prevailing Party (including its attorneys’ fees and disbursements). For purposes of the foregoing, (i) “prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney’s fees and disbursements) from any other Party.
Section 12.15    Intentionally Deleted.
Section 12.16    Recitals, Schedules and Exhibits. The recitals set forth above and Schedules and Exhibits attached hereto are incorporated herein as matters of contract.
Section 12.17    Texas Statutory Notices. Texas statutory notices are set forth on Exhibit M attached hereto and incorporated herein.
Section 12.18    Granting of New Easements.
(a)    On or before Closing, Seller shall have the right to enter into and record certain access easements that will grant access (or reserve in favor of Seller, as appropriate) perpetual, non-exclusive easements over existing roads located on certain portions of the Property (collectively, the “New Easements”). To the extent affirmative action is necessary for Seller to acquire, grant or reserve the New Easements in favor of Seller or other owners whose timberlands are managed by [****]. Purchaser and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the New Easements as are reasonably requested by Seller. Notwithstanding anything to the contrary set forth herein, on or prior to Closing, Seller shall have the right to execute and record the New Easements in a form reasonably acceptable to Seller and Purchaser. To the extent reasonably requested by Purchaser prior to the Closing, the New Easements shall include reciprocal grants of easements to Purchaser for purposes of access to the Property over existing roads located on such other lands of Seller and its affiliates.

(b)    Purchaser and Seller shall reasonably cooperate with each other, and their successors and assigns, for a period extending until [****] after Closing (the “Post-Closing Access Period”) to identify access rights and/or portions of the real property owned by Seller or its affiliates or Purchaser or its affiliates as of the Effective Time which are reasonably necessary for either party to access portions of such party’s land. During the Post-Closing Access Period, in the event that either party identifies such necessary access routes (a “Post-Closing Access Right”), the other party shall reasonably cooperate in good faith, including executing and delivering all reasonable easements (on terms substantially similar to those set forth in the New Easement), assignments and other documents at no cost to the requesting party, pertaining to the Post-Closing Access Right. This paragraph shall survive Closing for the benefit of Purchaser, Seller and their successors and assigns, but only for the Post-Closing Access Period.

ARTICLE XIII
DEFINITIONS
The terms set forth below when used in this Agreement shall have the following meanings:
“Accepted Title Objection” has the meaning specified in Section 1.6(a)(ii)(A).
“Actual Ongoing Harvest Volume” has the meaning specified in Section 1.8.
“Additional Identified Harvesting” has the meaning specified in Section 1.8.
“Adverse Environmental Condition” means, with respect to the Timberlands, the existence of any violation of any applicable Environmental Law by Seller at or on the

Timberlands existing as of the date hereof and as of the Closing Date, relating to (i) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by Seller at the Timberlands.
“Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.
“Agreement” has the meaning specified in the Preamble.
“Ancillary Agreements” has the meaning specified in Section 4.1.
“Applicable Indemnity Period - has the meaning specified in Section 10.1
“Annual Reports” has the meaning specified in Section 5.10.
“Apportionments” has the meaning specified in Section 1.7.
“Assignment and Assumption of Real Property Leases” has the meaning specified in Section 2.2(a)(iii).
“Assignment and Assumption of Timberland Leases” has the meaning specified in Section 2.2(a)(v).
“Assumed Condemnations” has the meaning specified in Section 1.2(e).
“Assumed Contracts” has the meaning specified in Section 1.2(c).
“Assumed Liabilities” has the meaning specified in Section 1.3.
[****]
“Basket Amount” has the meaning specified in Section 10.4(b)(ii).
“Business Day” means any day other than a Saturday, Sunday or “legal holiday” as defined in Section 12.2.
“Cap Amount” has the meaning specified in Section 10.5(c)(ii).
“Casualty Loss” means any material physical damage to or loss of the timber on any portion of the Timberlands (except any timber which Seller has the right to remove pursuant to the Ongoing Harvest Operations) in excess of [****], as reasonably determined by Seller and Purchaser using the Value Table (in the case of Timber) by fire, windstorm, hurricane, earthquake, flood or other casualty, but not including any such damage or loss caused by insects or disease, occurring prior to the Effective Time. A Casualty Loss shall refer only to a single incident of casualty (e.g., a single fire, windstorm or hurricane) and separate incidents of casualty shall not be aggregated for the purpose of determining the [****] threshold set forth above.
“Claims” means, with respect to the Property, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.
“Closing” has the meaning specified in Section 2.1.
“Closing Date” has the meaning specified in Section 2.1.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
“Commitment Letter” has the meaning specified in Section 6.7.
“Committee Consent” has the meaning specified in Section 9.3(a).
“Completed Title Commitment” means a Title Commitment together with a copy of each available recorded documentary exception referenced therein.
“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.
“Confidentiality Agreement” means the confidentiality agreement dated [****], between Seller and Purchaser.
“Consent Date” has the meaning specified in Section 9.3(a).
“Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.
“Conveyance Instruments” means such deeds and/or other instruments necessary or appropriate under applicable Laws to convey to Purchaser fee simple title to the Owned Timberlands, with covenants of limited or special warranty as to title subject to the Permitted Exceptions.
“Data Room” has the meaning specified in Section 1.2(f).
“Deeds” has the meaning specified in Section 2.2(a)(iv).
“Deposit” has the meaning specified in Section 1.4.
“Designated Representatives” means the individuals identified on Exhibit L attached hereto.
“Dispute” has the meaning specified in Section 7.4(a).
“Effective Time” has the meaning specified in Section 2.1.
“Endangered Species” means any species which is listed, designated or otherwise considered “endangered” or “threatened” by (a) the Endangered Species Act of 1973 (16 U.S.C. Sec. 1531 et seq.), as amended, or (b) any applicable state statute or rules and the regulations promulgated thereunder.

“Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of the environment, including Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, but excluding Laws related to threatened or endangered species or habitats, including the federal Endangered Species Act.
“ERISA” has the meaning specified in Section 6.10.
“Escrow Agreement” has the meaning specified in Section 1.4.
“Execution Date” means the date upon which both Seller and Purchaser have executed and delivered this Agreement.
“Existing Seedling Production Contract” has the meaning specified in Section 7.8.
“Final Period” has the meaning specified in Section 5.10.
“Forestry Consultant” means any forestry consultant independent of the Parties appointed by Seller and reasonably satisfactory to Purchaser to act as a consultant and/or arbitrator under the provisions of Section 1.6.
“Fundamental Reps” has the meaning specified in Section 10.5(c)(ii).
“General Assignment and Assumption” has the meaning specified in Section 2.2(a)(ii).
“Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.
“Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any Environmental Laws including regulations promulgated thereunder as amended from time to time prior to the Effective Time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq.; and (vii) all Laws of the states in which the Timberlands are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.
“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including, but not limited to, franchise, doing business or occupation

Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).
“Indemnified Party” has the meaning specified in Section 10.4(b)(i).
“Indemnifying Party” has the meaning specified in Section 10.4(b)(i).
“Indemnity Period” has the meaning specified in Section 10.1.
“Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.
“Leased Timberlands” has the meaning specified in Section 1.2(b).
“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Property, or any other interest in the Property, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.
“Loss” has the meaning specified in Section 10.6(b).
“Loss Basket” has the meaning specified in Section 1.6(b)(ii).
“Manager” has the meaning specified in Section 8.4.
“Marketable Parcel” has the meaning specified in Section 1.6(a)(ii).
“Material Adverse Effect” means any event, occurrence, condition, fact or change that has or would likely have a material and adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations impacting the value of the Property taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the timber industry, the forest products industry and the pulp and paper industry and their respective markets, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, (iii) the effects resulting from acts of God, war or terrorism, (iv) the effects of changes in Law or interpretations thereof applicable to Seller, and (v) the effects resulting from actions taken pursuant to this Agreement or any Ancillary Agreement or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.
“Minimum Claim Amount” has the meaning specified in Section 10.4(b)(ii).
“Monetary Liens” has the meaning specified in Section 1.6(a)(i).
“New Easements” has the meaning specified in Section 12.18(a).
“Notice of Defense” has the meaning specified in Section 10.5(b)(i).

“One Year Indemnity Period” has the meaning specified in Section 10.1.
“Ongoing Harvest Operations” has the meaning specified in Section 1.8.
“Ongoing Harvest Reconciliation” has the meaning specified in Section 1.8.
“Owned Timberlands” has the meaning specified in Section 1.2(a).
“Owners” has the meaning specified in Section 5.10.
“Parties” means Seller and Purchaser, collectively. “Party” means Seller or Purchaser, individually.
“Party Executive” has the meaning specified in Section 7.4(a).
“Permitted Exceptions” has the meaning specified in Section 1.5.
“Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Phase I Reports” has the meaning specified in Section 1.6(c).
“Phase II Report” means an investigation and written report conducted by an environmental professional that further evaluates a REC identified in a Phase I Report or other transaction screen process for the purpose of providing additional information regarding the nature and extent of environmental contamination associated with a REC.
“Post-Closing Access Period” has the meaning specified in Section 12.18(b).
“Post-Closing Access Rights” has the meaning specified in Section 12.18(b).
“Post-Closing Harvest Adjustment” has the meaning specified in Section 1.8.
“Prime Rate” means the prime rate of interest as published from time to time in the “Money Rates” table of The Wall Street Journal.
[****] has the meaning specified in the Background Statement.
“Projected Ongoing Harvest Volume” has the meaning specified in Section 1.8.
“Property” has the meaning specified in Section 1.2.
“Purchase Price” has the meaning specified in Section 1.4.
“Purchaser” has the meaning specified in the Preamble.
“Purchaser Indemnitees” has the meaning specified in Section 10.2.
“Real Property Leases” has the meaning specified in Section 1.2(d).

“REC” means the presence or likely presence of any Hazardous Substance on a property under conditions that indicates an existing release, a past release, or a material threat of a release of any Hazardous Substance into structures on the property or in the ground, groundwater or surface water of the property.
“Records” means the relevant records in the possession of Seller(expressly excluding any records publicly available, records which are confidential or proprietary, records with any information regarding the pricing of timber, timber harvest records, internal appraisals of the Property, other valuations or similar pricing or financial records or any document or item that Seller is contractually or otherwise bound to keep confidential), solely concerning all or any portion of the Property, including without limitation: stand histories and maps; GIS information, whether created by Seller or obtained from previous owners of the Timberlands, originals (or copies if an original is not available) of the Real Property Leases; copies of unrecorded mineral leases; maps, plats, drawings, and surveys; deeds; road maintenance plans; environmental reports; current property tax records; aerial photographs; planting records; timber inventory data and management maps; documents related to notices of violations or citations received by Seller in the preceding [****]; and any licenses, permits or other authorizations of governmental agencies in connection with all or any portion of the Timberlands (provided, however, that Seller may retain financial records related to income tax liability arising from ownership of the Timberlands), but expressly excluding any Records that are subject to the attorney-client privilege.
“Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Reliance Letter” has the meaning specified in Section 1.6(c).
“SEC” means the Securities and Exchange Commission.
“Seedling Contract” has the meaning specified in Section 7.8.
“Seedling Obligation” has the meaning specified in Section 7.8.
“Seedling Supplier” has the meaning specified in Section 7.8.
“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Indemnitees” has the meaning specified in Section 10.3.
“Seller’s GIS Data” has the meaning specified in Section 1.2(a).
“Seller’s Knowledge” means the actual, present knowledge of the Designated Representatives, and shall not be construed to impose upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains (other than to make inquiry of the property manager and asset manager responsible for the Property). There shall be no personal liability on the part of the Designated Representatives.
[****]

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Termination Date” has the meaning specified in Section 11.1(b).
“Third Party Claim” has the meaning specified in Section 10.5(b)(i).
“Timber” has the meaning specified in Section 1.2(a).
“Timberland Leases” has the meaning specified in Section 1.2(b).
“Timberlands” means the Leased Timberlands together with the Owned Timberlands.
“Title Company” means First American Title Insurance Company.
“Title Objection” or “Title Objections” has the meaning specified in Section 1.6(a)(i).
“Title Objection Carveout” has the meaning specified in Section 1.6(a)(ii).
“Title Objection Carveout Value” has the meaning specified in Section 1.6(a)(ii).
“Title Objection Period” has the meaning specified in Section 1.6(a)(i).
“Title Policies” has the meaning specified in Section 8.3(a).
“Transaction Documents” means this Agreement and any exhibits or schedules thereto or other documents referred to therein, and the Ancillary Agreements.
“Transfer Taxes” has the meaning specified in Section 2.3.
“Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.
“Value Table” means the adjustment values with respect to the Purchase Price set forth on Exhibit G attached hereto.
[Signatures begin on the following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.
SELLER:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation

By:    MANULIFE INVESTMENT MANAGEMENT TIMBERLAND AND AGRICULTURE INC, its Advisor

[****]

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation, for and to the extent of its Separate Account No. 112

By:    MANULIFE INVESTMENT MANAGEMENT TIMBERLAND AND AGRICULTURE INC, its Advisor

[****]

[Signatures continue on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.

PURCHASER

RAYONIER OPERATING COMPANY, LLC

[****]

EXHIBITS AND SCHEDULES
Exhibit A-1    Owned Timberlands
Exhibit A-1A    Seller’s GIS Data
Exhibit A-2    Timberland Leases
Exhibit B-1    Assumed Contracts
Exhibit C    Real Property Leases
Exhibit C-1    Hunting Licenses
Exhibit D    Assumed Condemnations
Exhibit E    Personal Property
Exhibit F    Form of Escrow Agreement
Exhibit G    Value Table
Exhibit H-1    Form of General Assignment and Assumption
Exhibit H-2    Form of Assignment and Assumption of Real Property Leases
Exhibit H-3    Form of Assignment and Assumption of Timberland Lease
Exhibit I-1    Form of Limited Warranty Deed [****]
Exhibit I-2    Form of Special Warranty Deed [****]
Exhibit I-3    Form of Statutory Warranty Deed [****]
Exhibit J    Form of Bill of Sale
Exhibit K    Form of Title Affidavit
Exhibit L    Designated Representatives
Exhibit M    [****] Statutory Notices
Exhibit N    Texas Natural Resources Code Quitclaim Bill of Sale
Exhibit O    Assignment of Easements

Schedule 1.5(e)    Recorded Conservation Easements
Schedule 1.5(m)    Lack of Access Parcels; Historical and Verbal Access
Schedule 1.7(iii)    Assumed Contract/Timberland Leases to be Prorated
Schedule 1.7(iii)(a)    Payments under Assumed Contract/Timberland Leases Attributed to Post Closing Periods
Schedule 1.7(iii)(b)    Solar Options
Schedule 1.7(iv)    Timberland Leases Prorations
Schedule 1.8(a)    Timber Sale Contracts
Schedule 1.8(a)(ii)    Additional Identified Harvesting
Schedule 2.2(a)(xvii)    Form of Timber Deed
Schedule 2.3        Operational and Silvicultural Expenses
Schedule 4.5        Governmental Consents and Approvals
Schedule 4.6(a)    Pending Matters
Schedule 5.4        Environmental Conditions
Schedule 5.8        Boundary Disputes
Schedule 5.9        Endangered Species
Schedule 5.10        Aultman Lease
Schedule 7.8(i)    Existing Seedling Production Contract
Schedule 7.8(ii)    Seedling Obligation

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.